Exhibit 99.1

Investor Relations

Jeff Kupp

Microtune, Inc.

972-673-1850

ir@microtune.com

MICROTUNE ANNOUNCES FOURTH QUARTER 2005 RESULTS

Plano, TX, February 2, 2006 – Microtune®, Inc. (NASDAQ:TUNE) today announced its unaudited financial results for the fourth quarter and year ended December 31, 2005.

FINANCIAL RESULTS SUMMARY

Microtune’s net revenue for the three months ended December 31, 2005 was $15.0 million versus $16.4 million for the third quarter of 2005 and $15.4 million for the fourth quarter of 2004. The Company reported net income of $0.5 million, or $0.01 per diluted share, for the fourth quarter of 2005, compared to net income of $0.4 million, or $0.01 per diluted share, for the third quarter of 2005 and net income of $2.1 million, or $0.04 per diluted share, for the fourth quarter of 2004.

For the year ended December 31, 2005, net revenue was $57.0 million versus $56.2 million for the year ended December 31, 2004. Net loss for the year ended December 31, 2005 was $1.8 million, or $0.03 per share, compared to net income of $5.5 million, or $0.10 per diluted share, for the year ended December 31, 2004.

The results for the fourth quarter and year ended December 31, 2004 benefited from certain significant items described in more detail later in this announcement.

“I am very pleased with the solid performance that we achieved in the fourth quarter,” said James A. Fontaine, Microtune CEO and President. “We also achieved two consecutive quarters of profitability, a strong indicator, I believe, of the conservative management style and operating efficiencies that have characterized our Company during the past two years. We are now seeing mobile TV and digital TV market opportunities emerging that we believe are significant and real. We believe that the time has come to aggressively pursue these markets and to make the necessary investments in our future, allowing us to capitalize on this growth potential.”

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2005 COMPANY HIGHLIGHTS

During the year, Microtune had a number of significant customer and product-oriented accomplishments:

•	Announced a new family of mobile TV tuners, based on the worldwide DVB-H standard, designed for the handheld TV market.

•	Shipped approximately 14.3 million silicon tuners in 2005, up 66% compared to 8.6 million silicon tuners shipped in 2004. Since Microtune introduced the single-chip silicon tuner in 1999, the Company has shipped approximately 26.7 million silicon tuners on a cumulative basis. The large increase in silicon tuner shipments highlighted Microtune’s significant leadership position in single-chip TV tuner integrated circuits (ICs), the accelerating market acceptance of silicon tuners and the completion of the transition of its broadband customers to silicon tuners.

•	Announced silicon tuner design wins with ARRIS for its line of advanced VoIP cable modems, with Samsung Electro-Mechanics for digital cable-ready (DCR) TVs, and with Toshiba Module Group for Toshiba’s personal entertainment notebook PCs. Spurred by Microtune technology, these brand-leading companies migrated from conventional can tuners to silicon tuner ICs. Microtune is the only supplier to provide silicon tuners for HDTVs, DCR-TVs and multi-tuner TVs, a significant accomplishment since TV standards require the most demanding performance of all tuner applications.

•	Announced design wins with multiple technology companies, including ATI, Malata, Pinnacle, and Thales for consumer equipment designed specifically for mobility. These devices, ranging from DVD players and PC-TV multimedia cards/plug-ins to in-flight-entertainment systems, demanded robust, high-performance solutions that deliver reliable tuning performance in mobile or portable environments. Several customer devices were also based on the DVB-T standard, the digital television standard for Europe and much of the rest of the world.

•	Improved our gross margin percentage by over eight points to 52 percent for the full year.

•	Achieved profitability and generated cash in the third and fourth quarters of 2005.

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REVENUE CONTRIBUTION BY MARKET

Based on the Company’s direct revenue and the point-of-sales revenue data as reported by its distributors during the fourth quarter of 2005, revenue contributions by the Company’s target markets, presented as a percentage of total fourth quarter 2005 revenue, are estimated as follows: combined cable modem/cable telephony represented approximately 25%; cable set-top box represented approximately 32%; PC-TV was approximately 2%; TV and Digital TV (ATSC) was approximately 5%; Transportation Electronics was approximately 23%; and all other markets accounted for approximately 13%. Please read the Market Data Disclaimer at the end of this press release.

MARKET SHARE INFORMATION

Based on Microtune’s own revenue contribution by market estimates, compilations of industry market reports and the Company’s own market share estimates, the Company estimates its trailing twelve-month market share for its target markets as of December 31, 2005 as follows: the combined cable modem/cable telephony market share was approximately 17%; the worldwide digital cable set-top box tuner market share was approximately 35%; the ATSC/U.S. Digital TV market share was approximately 15%; and the PC-TV market share was approximately 13%. Please read the Market Data Disclaimer at the end of this press release.

“We are excited as we enter 2006, and we view this year as a critical period for the Company as it focuses on long-term top-line growth. Although we expect modest revenue growth in 2006, we have a high level of confidence that we will achieve key design wins during the next nine months, positioning the Company for growth in 2007 and beyond,” Mr. Fontaine added.

“We are particularly excited about the potential in mobile TV and digital TV, two high-growth markets that are poised for the adoption of silicon tuners. Our new tuner products, we believe, enable us to aggressively target design wins in both markets. First, we are in production today and have received our first high-volume production order for one of our DVB-H tuners. Second, we recently introduced our new digital TV tuner to leading high-volume TV manufacturers and received positive feedback. As a result, we feel confident that we will have future success in these two high-growth markets and have made the decision to significantly ramp our R&D investment. Our goal is to expand our position in these markets as a technology and market leader.”

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FINANCIAL OUTLOOK

The Company provided the following financial guidance:

•	Net revenue for the first quarter of 2006 is expected to range from $14.75 to $15.25 million.

•	Revenue growth for the year 2006 is expected to be in the range of 15% to 20%.

•	Gross margin percentage is expected to be in the range of 46% to 50% for the first quarter of 2006.

Included in the press release are Microtune’s unaudited Consolidated Balance Sheets as of December 31, 2005 and December 31, 2004, its unaudited Consolidated Statements of Operations for the three months and years ended December 31, 2005 and 2004, respectively, its unaudited Consolidated Statements of Cash Flows for years ended December 31, 2005 and 2004, and certain unaudited Additional Financial Information. These financial statements should be read in conjunction with the information contained in the Company’s Annual Report on Form 10-K, to be filed with the SEC on or prior to March 10, 2006.

Net income in the fourth quarter of 2004 included $1.1 million in foreign currency translation gains, a reduction of operating expenses of $1.5 million associated with the reimbursement of certain legal fees by our insurance carriers and revenue of $1.5 million from the sale of inventories that had been fully reserved in earlier periods. The results for the year ended December 31, 2004 included a pretax gain of $22.5 million reflecting a one-time payment relating to the settlement of patent and anti-trust litigation, as well as the items described above for the fourth quarter of 2004.

CONFERENCE CALL

As previously announced, Microtune will hold an investors’ conference call today, Thursday, February 2, 2006, at 4:00 P.M. Central Time/5:00 P.M. Eastern Time to discuss the Company’s fourth quarter 2005 financial results and its outlook for the future.

To participate in the call, interested parties may dial 210-234-0006 (the pass code is “EARNINGS”). Alternatively, interested parties may also listen to the conference call on the Internet by accessing the Company’s website: www.microtune.com. A replay of the conference call will be available until February 16, 2006 via the Company’s website or by dialing 402-220-9727.

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ABOUT MICROTUNE

Microtune, Inc. is a silicon and subsystems company that designs and markets radio frequency (RF) solutions for the worldwide broadband communications and transportation electronics markets. Inventor of the MicroTuner™ single-chip broadband tuner, Microtune offers a portfolio of advanced tuner, amplifier, and upconverter products that enable the delivery of information and entertainment across new classes of consumer electronics devices. The Company currently holds 58 U.S. patents for its technology. Founded in 1996, Microtune is headquartered in Plano, Texas, with key design and sales centers located around the world. The website is www.microtune.com.

MARKET DATA DISCLAIMER

Statements made in this press release under the heading “Revenue Contribution by Market” are estimates prepared by the Company’s management as of the date of the release and should not be considered to be statements of historical fact. These estimates may prove to be inaccurate due to a number of factors, including, but not limited to:

•	difficulties associated with tracking revenue data where a customer employs our tuners in multiple products serving multiple markets; and

•	difficulties associated with tracking revenue data where the Company ships its product to distributors with multiple customers serving multiple markets.

The revenue contribution information described above represent estimates prepared by the Company’s management as of the date of this press release and should not be viewed as an indicator of future Microtune financial performance. While the Company’s management believes the estimates and assumptions underlying this information are reasonable, you are cautioned that actual results may vary materially from these estimates. We undertake no obligation to revise or update any of this information for any reason.

Statements made in this press release under the heading “Market Share Information” are estimates prepared by the Company’s management as of the date of this release and should not be considered to be statements of historical fact. These estimates may prove to be inaccurate due to a number of factors, including, but not limited to:

•	the difficulties described above related to “Revenue Contribution by Market”;

•	the difficulty tracking the number of tuner components shipped into a given market where only the number of end products, incorporating varying numbers of tuners, is tracked;

•	the difficulty correlating tuners shipped in a given quarter to end products shipped in a given quarter; and

•	the difficulty analyzing third-party market reports where tuner shipments are not tracked and there is no common agreement regarding market classifications.

This market share information described above represent estimates prepared by the Company’s management as of the date of this press release and should not be viewed as an indicator of future Microtune financial performance. While the Company’s management believes the estimates and assumptions underlying this information are reasonable, you are cautioned that actual results may vary materially from these estimates. We undertake no obligation to revise or update any of this information for any reason.

DESIGN-WIN ANNOUNCEMENTS

It is not unusual for Microtune to announce design wins, as referenced in this release, and the announcement of these design wins, or any other design win, should not be viewed as an indicator of Microtune revenues for any current or future reporting period.

NEW PRODUCT ANNOUNCEMENTS

It is not unusual for Microtune to announce new products. The announcement of any new product should not be viewed as an indicator of Microtune revenues for any current or future reporting period. The markets for handheld digital television and ATSC digital television may not develop or may develop more slowly than currently anticipated. Even in the event that these markets do develop, there can be no assurance that Microtune’s products will be selected by manufacturers or that if selected, such manufacturers will continue to select Microtune’s products in the future.

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MICROTUNE FORWARD-LOOKING STATEMENTS

All statements in this press release other than statements of historical fact are forward-looking statements that are subject to risks and uncertainties that could cause such statements to differ materially from actual future events or results. Such forward-looking statements are generally, but not necessarily, accompanied by words such as “plan,” “if,” “estimate,” “expect,” “believe,” “could,” “would,” “anticipate,” “may,” or other words that convey uncertainty of future events or outcomes. These forward-looking statements and other statements made elsewhere in this release are made in reliance, in part, on the Private Securities Litigation Reform Act of 1995. Factors which could cause actual results to differ from anticipated results include the Company’s ability to introduce new products, achieve design wins, maintain customer and strategic partner relationships, forecast customer demand and manage inventory levels, control and budget expenses, protect proprietary technology and intellectual property, and successfully prosecute and defend any future litigation. Any one of these factors may cause the Company’s actual financial results to differ materially from its projected results. The forward-looking statements in this release and in the related conference call for analysts and investors speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason. Readers are referred to our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings which discuss the foregoing factors as well as other important risk factors that could affect our business, results of operations and financial condition.

EDITOR’S NOTE: Microtune is a registered trademark and MicroTuner is a trademark of Microtune, Inc. All other company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated.

Copyright© 2006 Microtune, Inc. All rights reserved.

Microtune, Inc.

Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$5,068	$34,515
Short term investments	77,120	44,460
Accounts receivable, net	5,911	5,738
Inventories	7,944	7,095
Other current assets	1,293	1,607

Total current assets	97,336	93,415

Property and equipment, net	4,398	5,536
Long term investments	—	3,587
Intangible assets, net	—	2,008
Other assets and deferred charges	1,587	209

Total assets	$103,321	$104,755

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,414	$5,498
Accrued compensation	1,499	1,557
Accrued expenses	1,651	3,009
Deferred revenue	8	17

Total current liabilities	8,572	10,081

Other noncurrent liabilities	54	29
Commitments and contingencies

Stockholders’ equity	94,695	94,645

Total liabilities and stockholders’ equity	$103,321	$104,755

Microtune, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Net revenue	$14,972	$15,385	$56,991	$56,162
Cost of revenue	7,529	8,340	27,330	31,582

Gross margin	7,443	7,045	29,661	24,580
Operating expenses:
Research and development	4,208	3,869	16,056	15,254
Selling, general and administrative	3,629	1,839	15,773	24,807
Restructuring	—	(3)	—	105
Amortization of intangible assets	—	986	2,008	4,168
Impairment of intangible assets	—	14	—	14

Total operating expenses	7,837	6,705	33,837	44,348

Income (loss) from operations	(394)	340	(4,176)	(19,768)
Other income (expense):
Interest income	791	624	2,541	1,271
Foreign currency gains (losses), net	(54)	1,072	(265)	685
Settlement of patent and anti-trust litigation	—	—	—	22,500
Other	2	46	95	457

Income (loss) before benefit for income taxes	345	2,082	(1,805)	5,145
Income tax benefit	(109)	(17)	(14)	(384)

Net income (loss)	$454	$2,099	$(1,791)	$5,529

Net income (loss) per common share
Basic	$0.01	$0.04	$(0.03)	$0.11

Diluted	$0.01	$0.04	$(0.03)	$0.10

Weighted-average common shares outstanding
Basic	52,576	51,735	52,255	51,434

Diluted	55,849	55,330	52,255	54,071

Microtune, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Year Ended December 31,
	2005	2004
Operating activities:
Net income (loss)	$(1,791)	$5,529
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation	1,908	2,442
Amortization of intangible assets	2,008	4,168
Impairments of intangible assets	—	14
Write-off of patent cost	—	489
Non-cash restructuring costs	—	(43)
Foreign currency (gains) losses, net	265	(685)
Stock option compensation	173	906
Gain on sale of property and equipment	(45)	(235)
Allowance for uncollectible accounts receivable	—	(132)
Changes in operating assets and liabilities:
Accounts receivable, net	(173)	(1,346)
Inventories	(849)	(2,930)
Other assets	(1,064)	2,609
Accounts payable	(84)	(1,588)
Accrued expenses	(1,367)	(1,184)
Accrued compensation	(58)	375
Other liabilities	25	(1,437)

Net cash provided by (used in) operating activities	(1,052)	6,952
Investing activities:
Purchases of property and equipment	(785)	(506)
Proceeds from sale of assets	60	318
Proceeds from sale of available-for-sale investments	59,575	48,200
Proceeds from maturity of held-to-maturity investments	5,000	6,045
Purchase of available-for-sale investments	(90,600)	(51,620)
Purchase of held-to-maturity investments	(3,000)	—
Acquisition of intangible assets	—	(114)

Net cash provided by (used in) investing activities	(29,750)	2,323
Financing activities:
Proceeds from issuance of common stock	1,620	1,888
Proceeds from loans receivable from stockholders	—	30

Net cash provided by financing activities	1,620	1,918
Effect of foreign currency exchange rate changes on cash	(265)	685

Net increase (decrease) in cash and cash equivalents	(29,447)	11,878
Cash and cash equivalents at beginning of year	34,515	22,637

Cash and cash equivalents at end of year	$5,068	$34,515

Microtune, Inc.

Additional Financial Information

Statement of Operations

(in thousands)

(unaudited)

	Three Months Ended
	December 31, 2005	September 30, 2005	June 30, 2005		March 31, 2005	December 31, 2004
Net revenue	$14,972	$16,351	$13,487		$12,181	$15,385
Silicon	72%	78%	73%		71%	57%
Modules	28%	22%	27%		29%	43%

Net revenue by geography
North America	30%	34%	30%		44%	44%
Europe	19%	14%	19%		18%	14%
Asia Pacific	51%	52%	51%		38%	40%
Other	—	—	—		—	2%

Ten percent customers (net revenue)(1)
Scientific-Atlanta	20%	22%	19%		26%	19%
Asuspower	16%	25%	17%		11%	13%
Panasonic			11%
Samsung Electro-Mechanics			10%

Net revenue from top 10 customers	75%	82%	79%		72%	67%

As a percent of net revenue
Gross margin	49.7%	49.8%	57.1	%(2)	52.3%	45.8%
Research and development	28.1%	24.1%	28.9%		32.9%	25.1%
Selling, general and administrative	24.2%	23.2%	31.5%		33.7%	12.0	%(3)

(1)	Data included only in instances where customers were 10% or greater of net revenue.

(2)	Gross margin includes a one-time cost of revenue credit of approximately $663 thousand realized in conjunction with the transition of the Company’s third-party contract manufacturer for its subsystem module solutions which was finalized in June 2005. The cost of revenue credit is one-time in nature and relates to the asset purchase agreement and mutual release of claims and obligations executed between Microtune and its previous contract manufacturer.

(3)	Selling, general and administrative included a reduction to operating expenses of $1.5 million associated with the reimbursement of certain legal fees by our insurance carriers.

Microtune, Inc.

Additional Financial Information

Statement of Operations

(in thousands)

(unaudited)

	Year Ended December 31,
	2005	2004
Net revenue	$56,991	$56,162
Silicon	74%	53%
Modules	26%	47%

Net revenue by geography
North America	34%	42%
Europe	17%	15%
Asia Pacific	49%	42%
Other	—	1%

Ten percent customers (net revenue)
Scientific-Atlanta	22%	16%
Asuspower	18%	10%

Net revenue from top 10 customers	74%	63%

As a percent of net revenue
Gross margin	52.0%	43.8%
Research and development	28.2%	27.2%
Selling, general and administrative	27.7%	44.2%

Microtune, Inc.

Additional Financial Information

Balance Sheet

(in thousands)

(unaudited)

	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004
Cash and cash equivalents	$5,068	$6,701	$10,323	$12,568	$34,515
Short-term investments	77,120	71,593	65,568	61,953	44,460
Long-term investments	—	1,979	1,975	3,561	3,587

Total cash and investments	$82,188	$80,273	$77,866	$78,082	$82,562

Raw materials	$44	$78	$471	$—	$—
Work-in-process	3,131	3,266	3,558	2,496	2,907
Finished goods	4,769	3,180	4,019	3,724	4,188

Total inventory	$7,944	$6,524	$8,048	$6,220	$7,095

Inventory turns	3.8	5.0	2.9	3.7	4.7

Accounts receivable, net	$5,911	$7,291	$6,065	$6,242	$5,738

Days sales outstanding (DSO)	36	40	40	46	34

Common shares outstanding	52,761	52,436	52,209	51,990	51,953

Weighted-average common shares outstanding for the quarter ended
Basic	52,576	52,341	52,126	51,977	51,735
Diluted	55,849	57,021	52,126	51,977	55,330

Weighted-average common shares outstanding for the year ended
Basic	52,255				51,434
Diluted	52,255				54,071

Total employees	178	174	172	169	164